                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549



                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934


        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED) MARCH 14, 1997


                               ZARING HOMES, INC.
               (EXACT NAME OF REGISTRANT AS SPECIFIED IN CHARTER)


OHIO                                0-13136                       1-1071348
(STATE OF OTHER JURISDICTION      (COMMISSION                   (IRS EMPLOYER
OF INCORPORATION)                 FILE NUMBER)               IDENTIFICATION NO.)


11300 CORNELL PARK DRIVE, SUITE 500, CINCINNATI, OHIO           45242-1825
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                        (ZIP CODE)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:   (513) 489-8849


        11300 CORNELL PARK DRIVE, SUITE 300, CINCINNATI, OHIO 45242-1825
          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

A.    1996 FINANCIAL STATEMENTS

      Copies of the following documents are attached hereto as Appendix I and incorporated herein: (i) selected financial data, (ii) management's discussion and analysis of consolidated results of operations and financial condition;
(iii) consolidated balance sheet of Zaring Homes, Inc. ("Zaring") and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity, cash flows, related notes to consolidated financial statements, and (iv) the report of independent public accountants, Arthur Andersen LLP, dated February 3, 1997, with respect to the consolidated financial statements.

EXHIBITS:

23    Consent of Arthur Andersen LLP

27    Financial Data Schedule

                                 SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                           ZARING HOMES, INC.

                           BY:     /s/ Ronald G.Gratz
                                   ----------------------------------
                           NAME:   Ronald G. Gratz

                           TITLE:  Vice President and Chief Financial  Officer


Date:  March 14, 1997

[LOGO]  FINANCIAL CONTENTS

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS


         Overview .........................................        13
         Results of Operations ............................        13
         Fiscal 1996 Compared to Fiscal 1995 ..............        14
         Fiscal 1995 Compared to Fiscal 1994 ..............        14
         Income Taxes .....................................        15
         Loan Agreements ..................................        15
         Commitments ......................................        15
         Capital Resources and Liquidity ..................        15
         Provisions for Writedown to Net Realizable Value..        16
         Inflation ........................................        16
         Cautionary Statement .............................        16

CONSOLIDATED FINANCIAL STATEMENTS
         Balance Sheets ...................................        17
         Statements of Income .............................        18
         Statements of Shareholders' Equity ...............        19
         Statements of  Cash Flows ........................        20

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
         1 Basis of Presentation ..........................        21
         2 Summary of Significant Accounting Policies .....        21
         3 Investments in Joint Ventures ..................        23
         4 Notes Payable ..................................        23
         5 Income Taxes ...................................        24
         6 Retirement Plan ................................        25
         7 Related Party Transactions .....................        25
         8 Commitments and Contingencies ..................        26
         9 Shareholders' Equity ...........................        26
         10 Stock Option Plans ............................        27

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS ......        28

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS ..................        29

SELECTED FINANCIAL DATA ...................................        30

DIRECTORS AND OFFICERS, AND SHAREHOLDER INFORMATION .......        32


                     ZARING HOMES, INC., ANNUAL REPORT 1996
                     Financial Contents

[LOGO} MANAGEMENT'S DISCUSSION
       AND ANALYSIS OF FINANCIAL
          CONDITION AND RESULTS
          OF OPERATIONS

OVERVIEW

         The Company's business and the home building industry in general are subject to changes in national and local economic conditions, as well as other factors. Those factors include employment levels, availability of financing, interest rates, consumer confidence, and housing demand. The Company's results of operations for the periods presented reflect the cyclical nature of the home building industry.

RESULTS OF OPERATIONS

The following table sets forth the Company's income statement line items as a percentage of the Company's net revenues for the periods indicated.

    YEARS ENDED DECEMBER 31,                       1996                    1995                      1994
    (DOLLARS IN THOUSANDS)                 AMOUNT       PERCENTAGE  AMOUNT      PERCENTAGE   AMOUNT        PERCENTAGE
                                           ------       ----------  ------      ----------   ------        ----------
       Net revenues                      $ 174,793        100.0%   $127,084        100.0%    $101,611         100.0%
       Cost of sales                       145,515         83.2     103,799         81.7       81,454          80.2
                                         ---------         ----      -------        ----     --------          ----
       Gross profit                         29,278         16.8      23,285         18.3       20,157          19.8
       Selling, general and
             administrative expenses        21,648         12.4      16,479         13.0       14,167          13.9
       Other income                            195           .1         175           .2          610            .6
                                         ---------         ----      -------        ----     --------          ----
       Income before income taxes            7,825          4.5       6,981          5.5        6,600           6.5
       Provision for income taxes            2,998          1.7       2,701          2.1        2,651           2.6
                                         ---------         ----      -------        ----     --------          ----
       Net income                        $   4,827          2.8%    $ 4,280          3.4%    $  3,949           3.9%
                                         =========         ====     ========        ====     ========          ====


         The table below sets forth new orders (net of cancellations), closings and year-end backlog in units and dollars.

YEARS ENDED DECEMBER 31,                              1996        1995        1994
                                                      ----        ----        ----
   New orders                                          800         676         468
   Closings                                            754         583         465
   Backlog                                             263         217         124
   Sales value of backlog
          at end of period (000's omitted)         $64,193     $47,033     $24,566
   Average revenue per closing (000's omitted)     $   228     $   215     $   214

         A home is included in "New Orders" when the Company's standard sales contract is executed. A home is included in "Closings" when the title is transferred to the buyer. Revenue and cost of sales for a home are recognized at the date of closing. A home is in "Backlog" during the time after a new order contract is executed and prior to the transfer of title to the purchaser.

         Sales of the Company's homes generally are made pursuant to a standard sales contract, which requires a down payment of approximately 2% to 20% of the sales price. The standard sales contract typically includes a financing contingency that permits the purchaser to cancel if mortgage financing is unattainable within a specified period, usually less than six weeks. The contract may also include other contingencies such as the sale of an existing house. The Company utilizes the Quality Time Masters(TM) scheduling system that generally enables the Company to complete its homes in less than 120 days from the date a building permit is issued. A partially constructed home (one held "under roof") normally can be completed within 60 days after a contract is signed.

         Although the Company believes that substantially all backlog at December 31, 1996 will be completed and closed during 1997, there can be no assurance that such closings will occur. The Company experienced cancellations of its contracts at a rate of 23.4% during 1996 compared to 17.8% during 1995. The higher level of cancellations is the result of, among other factors, buyers' expectations of mortgage interest rates. Trends in the Company's backlog are subject to change from period to period based upon economic conditions including consumer confidence levels, interest rates, and the availability of mortgages.

                     ZARING HOMES, INC., ANNUAL REPORT 1996
                     Management's Discussion and Analysis of
                     Financial Condition and Results of Operations

[LOGO} MANAGEMENT'S DISCUSSION
       AND ANALYSIS OF FINANCIAL
          CONDITION AND RESULTS
          OF OPERATIONS

FISCAL 1996 COMPARED TO FISCAL 1995

         Net revenues in 1996 increased by $47.7 million, or 37.5% over 1995. The Company delivered 754 homes in 1996 compared to 583 in 1995, a 29.3% increase. This increase is attributable to the strength of the housing market, primarily in the first half of 1996, and the continued growth in the Company's 1994 expansion cities of Raleigh and Indianapolis, which combined to deliver 107 additional homes in 1996 as compared to 1995.

         Although the Company's gross profit increased $5,993, or 26%, over 1995, the gross profit percentage decreased from 18.3% in 1995 to 16.8% in 1996. The decline in the gross margin percentage is attributable to, among other factors, increased subcontractor costs due to demand for their services, the mix of units sold and increases in certain other production and warranty costs, which the Company was unable to pass through to its customers.

         Selling, general and administrative expense increased approximately 31.4% to $21.6 million in 1996. Selling expenses decreased to 6.9% of revenues for 1996 compared to 7.1% of revenues in 1995, primarily due to start-up marketing costs incurred in the Company's Raleigh and Indianapolis operations in 1995 and increased costs related to model homes in all divisions in 1995. General and administrative expense decreased as a percentage of revenues from 5.8% in 1995 to 5.5% in 1996, as a result of continuing to realize the economies of scale associated with expansion.

         Other income increased slightly in 1996 due to increases in joint venture income.

         As a result of the foregoing, income before taxes for 1996 increased $844, or approximately 12% over 1995. As a percentage of revenue, income before taxes decreased from 5.5% in 1995 to 4.5% in 1996.

FISCAL 1995 COMPARED TO FISCAL 1994

         Net revenues in 1995 increased $25.5 million, or 25.1% over 1994. The Company delivered 583 homes in 1995 compared to 465 homes in 1994, a 25.4% increase. The increase in homes delivered is attributable to the increasing strength in the housing market during the second half of 1995 and the geographic expansion in Raleigh, North Carolina and Indianapolis, Indiana. The Company's Cincinnati operations closed 340 homes in 1995 compared to 339 homes in 1994. The Nashville operations closed 191 homes in 1995 compared to 126 in 1994, a 51.6% increase. The Raleigh and Indianapolis operations closed 43 homes and 9 homes, respectively, in 1995. These two divisions had no closings in 1994.

         Gross profit percentage decreased from 19.8% in 1994 to 18.3% in 1995, a reduction of 7.6%. As consumer traffic declined during the second half of 1994 and the first half of 1995, the Company discounted certain home prices to reduce inventory. Also contributing to the decline in gross profit is an increase in net interest expense within cost of goods sold as a result of higher average levels of borrowings and interest rates during the year. In addition, the expansion of operations in the Raleigh and Indianapolis divisions negatively impacted the gross margin in 1995.

         Selling, general and administrative expenses decreased as a percentage of net revenues from 13.9% in 1994 to 13.0% in 1995, a 6.5% decrease. Selling expenses increased to 7.1% of revenues for the year ended December 31, 1995 from 7.0% for the comparable period in 1994. This increase is attributable to start-up marketing costs in the Company's Raleigh and Indianapolis operations and increased costs related to model homes in all divisions. General and administrative expenses decreased as a percentage of revenue from 6.9% in 1994 to 5.8% in 1995. The Company has achieved economies of scale through its expansion to Raleigh and Indianapolis.

                     ZARING HOMES, INC., ANNUAL REPORT 1996
                     Management's Discussion and Analysis of
                     Financial Condition and Results of Operations

[LOGO} MANAGEMENT'S DISCUSSION
       AND ANALYSIS OF FINANCIAL
          CONDITION AND RESULTS
          OF OPERATIONS

         The decrease in other income in 1995 is primarily due to the Company realizing $105 in income from joint ventures compared to $424 in 1994.

         As a result of the above, income before taxes for 1995 increased approximately $381 or 5.8% over 1994. As a percentage of net revenues, income before taxes decreased from 6.5% in 1994 to 5.5% in 1995.

INCOME TAXES

         The Company's effective tax rate for 1995 and 1996 was approximately 38% to 40%, which reflects the federal statutory rate plus state tax rates, net of federal tax benefit.

LOAN AGREEMENTS

         In March 1996, the Board of Directors of the Company approved and the Company entered into a new unsecured $87.5 million syndicated credit facility with commercial banks. This agreement consists of a revolving credit facility providing for borrowings up to $72.5 million and term debt of $15 million. This revolving facility enables the Company to borrow funds depending upon its borrowing base, as defined, at interest rates up to the prime rate. Available borrowings are limited by the Company's outstanding letters of credit and its borrowing base, as defined in the agreement. As of December 31, 1996, $15.5 million was borrowed by the Company against the revolving credit facility ($13.4 million was available). The $15 million term debt is payable in 20 equal quarterly installments beginning in July 1996 (balance of $13.5 million as of December 31, 1996). Approximately $11.8 million of the term credit facility was used to refinance the preexisting subordinated notes with the remainder available for expansion and land development. The other term notes payable to banks ($5.2 million as of December 31, 1996) are payable in 12 equal quarterly installments beginning in September 1998 and bear interest at a fixed rate of 7.95%.

COMMITMENTS

         As of December 31, 1996, and December 31, 1995, the Company had commitments to purchase residential lots from third parties in the aggregate amounts of $23,278 and $19,434, respectively, through 2000. At December 31, 1996, the Company also had commitments under various operating leases in the aggregate amount of $8,769 payable over a ten year period. It is anticipated that funding for these commitments will be funded through the Company's working capital.


 CAPITAL RESOURCES AND LIQUIDITY

         Fiscal 1996 Compared to Fiscal 1995

         Net cash used by operating activities increased by $11,674 from a net cash provided of $6,880 in 1995 to net cash used of $4,794 in 1996. The increase in net income was offset by larger investments in inventories. Net cash used for investing activities increased by $1,013 due to greater purchases of property and equipment. Net cash provided by financing activities was $4,080, an increase of $9,884 over 1995 due to net bank borrowings of $4,684 offset by the net purchase of treasury stock.

         The Company believes that its present cash balances, with amounts available from its borrowing agreements and amounts generated from future operations, will provide adequate funds for its future plans.

         FISCAL 1995 COMPARED TO FISCAL 1994

         Net cash provided by operating activities increased by $29,033 from a net use of cash of $22,153 in 1994 to cash provided of $6,880 in 1995. The increase in inventory in the Raleigh and Indianapolis divisions has been offset by the reduction of speculative homes in the Cincinnati division.

         Net cash provided by financing activities decreased by approximately $24,208 due to a reduction in bank borrowings needed to fund operations and payments on subordinated notes.


                     ZARING HOMES, INC., ANNUAL REPORT 1996
                     Management's Discussion and Analysis of
                     Financial Condition and Results of Operations

[LOGO} MANAGEMENT'S DISCUSSION
       AND ANALYSIS OF FINANCIAL
          CONDITION AND RESULTS
          OF OPERATIONS


PROVISIONS FOR WRITEDOWN TO
NET REALIZABLE VALUE

         The Company periodically reviews the value of land and inventories and records writedowns necessary to reflect declines in value. The provision for writedown to net realizable value represents reserves recorded after these evaluations to reflect such declines in value. The estimated net realizable value of real estate inventories represents management's estimate based on present plans and intentions, selling prices in the ordinary course of business, and forecasted economic and market conditions. Accordingly, the realization of the value of the Company's real estate inventories is dependent upon future events and conditions that may cause actual results to differ from amounts presently estimated.

INFLATION

         Housing demand, in general, is affected adversely by increases in interest rates. If mortgage interest rates increase significantly, the Company's revenues, gross profit, and net income could be adversely affected.

CAUTIONARY STATEMENT

         Certain statements contained in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" section that are not related to historical results are forward looking statements. Actual results may differ materially from those projected or implied in the forward looking statements. Further, certain forward looking statements are based upon assumptions of future events which may not prove to be accurate. These forward looking statements involve risks and uncertainties including but not limited to those referred to under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations; Cautionary Statements" in the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1996, filed with the Securities and Exchange Commission. Readers should carefully review those risk factors and uncertainties in conjunction with reading this Management's Discussion and Analysis of Financial Condition and Results of Operations.


                     ZARING HOMES, INC., ANNUAL REPORT 1996
                     Management's Discussion and Analysis of
                     Financial Condition and Results of Operations

[LOGO]  CONSOLIDATED BALANCE
        SHEETS AS OF DECEMBER 31,
           1996 AND 1995
           (all amounts in thousands except share data)

                                                                                     1996               1995
                                                                                   --------           --------
    ASSETS
             Cash and cash equivalents                                             $  2,440           $  4,513
             Receivables:
                   Related parties                                                      227                 --
                   Other                                                                326                108
             Inventories
                   Residential housing completed or under construction               47,664             35,628
                   Land, development costs and finished lots                         35,988             38,532
             Property and equipment, net                                              2,619              1,798
             Investments in and advances to unconsolidated joint ventures             1,086              1,578
             Future tax benefit                                                         675                801
             Cash surrender value of life insurance and other assets                  3,672              2,480
                                                                                   --------           --------
                                                                                   $ 94,697           $ 85,438
                                                                                   ========           ========

    LIABILITIES AND SHAREHOLDERS' EQUITY
       Liabilities:
             Revolving credit facility                                             $ 15,500           $ 12,500
             Term notes payable                                                      18,745              5,245
             Subordinated notes payable                                                  --             11,816
             Accounts payable and other accrued liabilities                           9,115              9,009
             Customer deposits                                                        2,549              1,703
             Income taxes payable                                                       107                854
                                                                                   --------           --------
                   Total liabilities                                                 46,016             41,127
                                                                                   --------           --------
       Commitments and contingencies
       Shareholders' equity:
             Preferred shares, no par value, 2,000,000 shares authorized,
                   none issued or outstanding                                            --                 --
             Common shares, no par value, 18,000,000 shares authorized,
                   5,036,480 and 5,035,520 issued and 4,781,110 and 4,850,159
                   outstanding in 1996 and 1995, respectively                        25,146             25,136
             Additional paid-in capital                                               7,687              7,533
             Retained earnings                                                       17,854             13,027
                                                                                   --------           --------
                                                                                     50,687             45,696
             Less - Treasury shares, at cost, 255,370 and 185,361 shares
                   at December 31, 1996 and 1995, respectively                       (2,006)            (1,385)
                                                                                   --------           --------
                   Total shareholders' equity                                        48,681             44,311
                                                                                   --------           --------
                                                                                   $ 94,697           $ 85,438
                                                                                   ========           ========

         The accompanying notes to consolidated financial statements are an integral part of these consolidated balance sheets.


                     ZARING HOMES, INC., ANNUAL REPORT 1996
                     Consolidated balance Sheets

[LOGO]  CONSOLIDATED BALANCE
        SHEETS AS OF DECEMBER 31,
           1996 AND 1995
           (all amounts in thousands except share data)

                                                                        1996                1995                1994
                                                                     ----------          ----------          ----------
    NET REVENUES                                                     $  174,793          $  127,084          $  101,611

    COST OF SALES                                                       145,515             103,799              81,454
                                                                     ----------          ----------          ----------
                   Gross profit                                          29,278              23,285              20,157

    OPERATING EXPENSES:
             Selling                                                     12,012               9,063               7,072
             General and administrative                                   9,636               7,416               7,095
                                                                     ----------          ----------          ----------
                   Income from operations                                 7,630               6,806               5,990

    OTHER INCOME:
             Investment income                                               33                  62                 184
             Income from unconsolidated joint ventures                      159                 105                 424
             Other, net                                                       3                   8                   2
                                                                     ----------          ----------          ----------
                   Total other income                                       195                 175                 610
                                                                     ----------          ----------          ----------
                   Income before provision for income taxes               7,825               6,981               6,600

    PROVISION FOR INCOME TAXES                                            2,998               2,701               2,651
                                                                     ----------          ----------          ----------
                   Net income                                        $    4,827          $    4,280          $    3,949
                                                                     ==========          ==========          ==========

    EARNINGS PER SHARE                                               $     1.01          $     0.88          $     0.80
                                                                     ==========          ==========          ==========

    WEIGHTED AVERAGE SHARES OUTSTANDING                               4,778,826           4,850,159           4,933,206
                                                                     ==========          ==========          ==========

         The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.


                     ZARING HOMES, INC., ANNUAL REPORT 1996
                     Consolidated Statements of Income

[LOGO]  CONSOLIDATED BALANCE
        SHEETS AS OF DECEMBER 31,
           1996, 1995,  AND 1994
           (all amounts in thousands except share data)


                                        Shares                         Additional
                                -----------------------      Common      Paid-In   Retained     Treasury
                                 Common        Treasury      Shares      Capital   Earnings     Shares        Total
                                ----------     --------      -------     ------     -------     -------      --------
BALANCE, DECEMBER 31, 1993       5,035,520      (35,340)     $25,136     $7,533     $ 4,798     $  (179)     $ 37,288
Purchase of treasury shares             --     (150,021)          --         --          --      (1,206)       (1,206)
Net income                              --           --           --         --       3,949          --         3,949
                                ----------     --------      -------     ------     -------     -------      --------

BALANCE, DECEMBER 31, 1994       5,035,520     (185,361)      25,136      7,533       8,747      (1,385)       40,031
Net income                              --           --           --         --       4,280          --         4,280
                                ----------     --------      -------     ------     -------     -------      --------

BALANCE, DECEMBER 31, 1995       5,035,520     (185,361)      25,136      7,533      13,027      (1,385)       44,311
Purchase of treasury shares             --     (135,009)          --         --          --      (1,198)       (1,198)
Sale of treasury shares                 --       65,000           --        154          --         577           731
Issuance of common shares              960           --           10         --          --          --            10
Net income                              --           --           --         --       4,827          --         4,827
                                ----------     --------      -------     ------     -------     -------      --------

BALANCE, DECEMBER 31, 1996       5,036,480     (255,370)     $25,146     $7,687     $17,854     $(2,006)     $ 48,681
                                ==========     ========      =======     ======     =======     =======      ========


Number of common
    shares authorized           18,000,000
                                ==========

         The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.

                     ZARING HOMES, INC., ANNUAL REPORT 1996
                     Consolidated Statements of Shareholders' Equity

[LOGO]  CONSOLIDATED STATEMENTS OF
        CASH FLOWS AS OF DECEMBER 31,
           1996, 1995, AND 1994
          (all amounts in thousands)

                                                                                    1996          1995          1994
                                                                                  --------      --------      --------
    CASH FLOWS FROM OPERATING ACTIVITIES:
       Net income                                                                 $  4,827      $  4,280      $  3,949
       Adjustments to reconcile net income to cash
             provided by (used for) operating activities-
                   Depreciation                                                      1,189           929           575
                   Income from unconsolidated joint ventures                          (159)         (105)         (424)
                   Compensation associated with sale of treasury stock                 147            --            --
       Change in assets and liabilities-
                   Future tax benefit                                                  126            --            95
                   Receivables                                                        (445)          454           648
                   Inventories                                                      (9,492)         (388)      (27,744)
                   Cash surrender value of life insurance and other assets          (1,192)         (559)         (441)
                   Accounts payable and other accrued liabilities                      106         1,258         1,916
                   Customer deposits                                                   846           804          (791)
                   Income taxes payable                                               (747)          207            64
                                                                                  --------      --------      --------
                         Net cash provided by (used for) operating activities       (4,794)        6,880       (22,153)
                                                                                  ========      ========      ========

    CASH FLOWS FROM INVESTING ACTIVITIES:
       Additions to property and equipment                                          (2,010)         (973)       (1,657)
       Sales of marketable securities                                                   --            --         2,167
       Distributions from unconsolidated joint ventures, net                           651           627           800
                                                                                  --------      --------      --------
                         Net cash provided by (used for) investing activities       (1,359)         (346)        1,310
                                                                                  ========      ========      ========
    CASH FLOWS FROM FINANCING ACTIVITIES:
       Borrowings on notes payable                                                  48,320        23,195        35,865
       Repayments on notes payable                                                 (43,636)      (28,999)      (16,255)
       Sale of treasury stock                                                          594            --            --
       Purchase of treasury stock                                                   (1,198)           --        (1,206)
                                                                                  --------      --------      --------
                         Net cash provided by (used for) financing activities        4,080        (5,804)       18,404
                                                                                  ========      ========      ========
    INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                (2,073)          730        (2,439)
    CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                     4,513         3,783         6,222
                                                                                  --------      --------      --------
    CASH AND CASH EQUIVALENTS, END OF YEAR                                        $  2,440      $  4,513      $  3,783
                                                                                  ========      ========      ========
    SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
       Cash paid during the year for
             Interest                                                             $  2,051      $  2,884      $  1,633
             Income taxes                                                         $  3,507      $  2,503      $  2,290

    SUPPLEMENTAL DISCLOSURE OF NON-CASH INFORMATION:
       During 1996, the Company incurred non-cash charges to general and administrative expense of $147 (Note 9)

         The accompanying notes to consolidated financial statements are an integral part of these consolidated statements.


                     ZARING HOMES, INC., ANNUAL REPORT 1996
                     Consolidated Statements of Cash Flows

[LOGO]NOTES TO CONSOLIDATED
      FINANCIAL STATEMENTS AS OF
         DECEMBER 31, 1996 AND 1995
         (all amounts in thousands except share and per share data)


1 BASIS OF PRESENTATION

         The accompanying consolidated financial statements include the accounts of Zaring Homes, Inc. (an Ohio corporation) and subsidiaries (the Company) that are composed of the following: Zaring Holdings, Inc., Zaring Homes of Indiana, LLC, Zaring Homes Kentucky, LLC, and HomeMax, Inc. The Company's principal business is the designing, constructing, marketing and selling of single-family homes and the acquisition and development of land for sale as residential lots in the midwest and southeastern United States. The Company began operations in Cincinnati, Ohio in 1964 and commenced operations in Nashville, Tennessee in 1986. During the three year period ended December 31, 1996, operations commenced in Louisville, Kentucky, Charlotte, North Carolina, and Knoxville, Tennessee (1996 cities) and in Raleigh/Durham, North Carolina and Indianapolis, Indiana (1994 cities).

         In November 1996, the Company formed HomeMax, Inc., a wholly-owned subsidiary, for the purpose of entering into the retail distribution of manufactured housing. The accounts of HomeMax, Inc. have been consolidated in the accompanying financial statements.

         Subsequent to December 31,1996, the Company's Board of Directors authorized, subject to shareholder approval, a plan to restructure the corporate organization of the Company. The restructuring, if approved, would result in the current holders of the Company's common shares converting their shares into shares of Zaring National Corporation (the Holding Company). The Company will become a wholly-owned subsidiary of the Holding Company.


2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         a) Cash and Cash Equivalents

         The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying value of all cash equivalents approximates full market value as of December 31, 1996 and 1995.

         b) Inventories

         Inventories are stated at the lower of cost or market. Costs include acquisition, land development, direct and indirect production costs, land deposits, interest, taxes and certain other carrying costs related to development and construction activities. Market represents estimates based on management's present plans and intentions of sale prices less development and disposition costs, assuming that disposition occurs in the normal course of business. Residential housing completed or under construction is not pledged as collateral under any of the Company's financing arrangements.

         The following table summarizes the components of residential housing inventory as of December 31:

                     ZARING HOMES, INC., ANNUAL REPORT 1996
                     Note to Consolidated Financial Statements

                                                              1996             1995
                                                            -------          -------
      RESIDENTIAL HOUSING UNDER A CONTRACT OF SALE          $24,884          $15,120
      RESIDENTIAL HOUSING UNDER CONSTRUCTION                 12,355           11,834
      MODEL HOMES                                            10,425            8,674
                                                            -------          -------
                                                            $47,664          $35,628
                                                            =======          =======


         In 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS
         121), effective for fiscal years beginning after December 15, 1995. The new standard requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that their carrying amount may not be recoverable. The adoption of SFAS 121 had no material impact on the financial statements.

                     ZARING HOMES, INC., ANNUAL REPORT 1996
                     Note to Consolidated Financial Statements

[LOGO]NOTES TO CONSOLIDATED
      FINANCIAL STATEMENTS AS OF
         DECEMBER 31, 1996 AND 1995
         (all amounts in thousands except share and per share data)


         c) CAPITALIZED INTEREST

         Interest is capitalized on land in the process of development and residential housing construction costs during the development and construction period. The following table summarizes the activity with respect to capitalized interest:

          Years Ended December 31,                          1996              1995              1994
                                                          -------           -------           -------
             Capitalized interest, beginning of year      $ 1,123           $   751           $   405
             Interest incurred                              2,310             2,920             1,662
             Interest expensed                             (2,359)           (2,548)           (1,316)
                                                          -------           -------           -------
             Capitalized interest, end of year            $ 1,074           $ 1,123           $   751
                                                          =======           =======           =======


         d) DEPRECIATION

         Property and equipment are depreciated over the estimated useful lives of the assets using accelerated and straight-line methods.



         e) REVENUE AND COST RECOGNITION

         Revenues and costs of sales are recognized upon closing the sale, at which time title is transferred to the purchaser.

         f) EARNINGS PER SHARE

         Earnings per share are computed by dividing net income by the weighted average number of common shares outstanding during the period increased by the effect of dilutive stock options, if any.


         g) SERVICE AND WARRANTY LIABILITIES

         Service and warranty costs are estimated and provided for at the time of closing on a home.

         h) ADVERTISING

         The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 1996, 1995 and 1994 approximated $1,019, $663 and $849, respectively.

         i) SFAS 123 "ACCOUNTING FOR
            STOCK-BASED COMPENSATION"

         The Company has elected to account for the cost of its stock options utilizing the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 (APB 25) as allowed by Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (SFAS 123). Accordingly, no compensation cost has been recognized for stock options as substantially all stock options were granted at prices that approximated fair market value, as defined by the plans, at the measurement date. The pro forma disclosures required by SFAS 123 are presented in Note 10.

         j) USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         k) RECLASSIFICATIONS

         Certain reclassifications have been made to the prior years' financial statements to conform with the 1996 presentation.

                     ZARING HOMES, INC., ANNUAL REPORT 1996
                     Note to Consolidated Financial Statements

[LOGO]NOTES TO CONSOLIDATED
      FINANCIAL STATEMENTS AS OF
         DECEMBER 31, 1996 AND 1995
         (all amounts in thousands except share and per share data)


3 INVESTMENTS IN JOINT VENTURES

         The Company participates in two joint ventures to develop and sell residential property to third parties or to the venture partners who construct residential housing on the property. In addition, the Company also participates in a partnership which provides mortgage brokering services.

         For each venture, the Company has a 50% ownership interest and its venture partner has the other 50% interest. All key decisions regarding venture activities are made jointly by both ventures. Accordingly, the Company uses the equity method to account for the investments in these joint ventures.

         Fees received by the Company for services provided to the joint ventures are offset against costs to the extent incurred in providing these services. Any excess is deferred by the Company to the extent of its ownership interest in the venture and recognized as income as the venture closes on sales of properties to third parties.

         The following tables summarize unaudited financial information related to the Company's joint venture activities:

      YEARS ENDED DECEMBER 31,           1996            1995            1994
      STATEMENTS OF INCOME
                                        ------          ------          ------
         REVENUES                       $3,442          $1,460          $2,988
         COSTS AND EXPENSES              3,124           1,250           2,139
                                        ------          ------          ------
         PRETAX INCOME                  $  318          $  210          $  849
                                        ======          ======          ======

          DECEMBER 31,                                                             1996            1995
          BALANCE SHEETS
                                                                                  ------          ------
          ASSETS, PRIMARILY LAND AND LAND IMPROVEMENTS                           $1,720          $3,196
          LIABILITIES, INCLUDING AMOUNTS DUE TO THE COMPANY OF $559 IN 1996      $  666          $   40
          EQUITY                                                                 $1,054          $3,156

4 NOTES PAYABLE

         On May 13, 1996, the Company entered into an unsecured, $87.5 million syndicated credit facility with PNC Bank as agent. The new credit facility consists of a revolving credit facility, providing for borrowings up to $72.5 million, depending on the Company's borrowing base, as defined in the agreement, and a $15 million term loan. $10 million of the revolving credit facility may be used for letters of credit. The credit agreement bears interest in accordance with various options, depending upon the Company's debt-to-equity ratio, as detailed below.

                     ZARING HOMES, INC., ANNUAL REPORT 1996
                     Note to Consolidated Financial Statements

[LOGO]NOTES TO CONSOLIDATED
      FINANCIAL STATEMENTS AS OF
         DECEMBER 31, 1996 AND 1995
         (all amounts in thousands except share and per share data)


         The Company's notes payable consist of the following at December 31:

                                                                                          1996             1995
                                                                                          ----             ----
      REVOLVING CREDIT FACILITY, PAYABLE TO PNC BANK, AS AGENT,

      $72.5 MILLION MAXIMUM AVAILABLE BORROWINGS AT INTEREST RATE OPTIONS OF
      (a) THE GREATER OF THE PRIME RATE OR THE FEDERAL FUNDS RATE PLUS .5% OR
      (b) THE EURO-RATE PLUS 1.25% TO 1.625%, DEPENDING ON THE COMPANY'S
      LEVERAGE RATIO (BORROWINGS OUTSTANDING AT DECEMBER 31, 1996 ARE AT 7.6%),
      EXPIRING IN JULY 1999. THE 1995 REVOLVING CREDIT FACILITY WAS REFINANCED
      IN 1996                                                                            $15,500          $12,500
                                                                                         -------          -------

      TERM LOAN, PAYABLE TO PNC BANK, AS AGENT, BORROWINGS AT

      INTEREST RATE OPTIONS OF (a) THE GREATER OF THE PRIME RATE OR THE FEDERAL
      FUNDS RATE PLUS .5% OR (b) THE EURO-RATE PLUS 1.375% TO 1.75%, DEPENDING
      ON THE COMPANY'S LEVERAGE RATIO (BORROWINGS OUTSTANDING AT DECEMBER 31,
      1996 ARE AT 7.2%),
      PAYABLE IN 20 QUARTERLY INSTALLMENTS BEGINNING JULY 1, 1996                        $13,500          $    --

      OTHER TERM NOTES PAYABLE:

      NOTES PAYABLE TO BANKS, INTEREST AT 7.95%, PAYABLE IN 12 EQUAL
      QUARTERLY INSTALLMENTS BEGINNING IN SEPTEMBER 1998                                   5,245            5,245
                                                                                         -------          -------
                                                                                         $18,745          $ 5,245
                                                                                         =======          =======
      SUBORDINATED NOTES PAYABLE:
      SUBORDINATED NOTES PAYABLE TO BANKS, PAID IN 1996                                  $    --          $11,816
                                                                                         =======          =======


         At December 31, 1996, the Company had approximately $13,400 of borrowings available per the terms of its revolving credit agreement.

         The bank credit agreements include provisions which require, among others, that the Company maintain certain levels of tangible net worth and cash flow from operations as well as limiting the Company's ratio of debt to equity.

         The Company is contingently liable under letters of credit of approximately $5,112 issued as a result of lot and land acquisition and development activities through December 31, 1996. The carrying value of the revolving credit facility and term loan approximates fair market value as these notes are priced at current market rates. The fair market value of the Company's other term and subordinated notes payable as of December 31, 1996 and 1995 was approximately $5,275 and $17,300, respectively. The fair market value of these securities was estimated by discounting the expected cash flows at the rates currently offered to the Company for debt of the same remaining maturities.

         Scheduled maturities of notes payable are summarized as follows:

    YEARS ENDED DECEMBER 31,
      1997                                                           $ 3,000
      1998                                                             3,874
      1999                                                            20,248
      2000                                                             4,748
      2001                                                             2,375
                                                                     -------
                                                                     $34,245
                                                                     =======


5 INCOME TAXES

         The Company has adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109). This statement requires deferred tax recognition for all temporary difference in accordance with the liability method and requires adjustments of future tax benefits and deferred tax liabilities for enacted changes in tax laws and rates.

                     ZARING HOMES, INC., ANNUAL REPORT 1996
                     Note to Consolidated Financial Statements

[LOGO]NOTES TO CONSOLIDATED
      FINANCIAL STATEMENTS AS OF
         DECEMBER 31, 1996 AND 1995
         (all amounts in thousands except share and per share data)



         The following summarizes the provision for income taxes:

      YEARS ENDED DECEMBER 31,         1996             1995            1994
                                    -------           ------          ------
         CURRENTLY PAYABLE:
               FEDERAL              $ 2,484           $2,071          $1,994
               STATE AND LOCAL          640              630             562

         DEFERRED:
               FEDERAL                 (104)              --              70
               STATE AND LOCAL          (22)              --              25
                                    -------           ------          ------
                                    $ 2,998           $2,701          $2,651
                                    =======           ======          ======

         The following is a reconciliation between the statutory federal income tax rate and the provision for income taxes:

      YEARS ENDED DECEMBER 31,                        1996                           1995                            1994
                                             -----------------------        -----------------------        ---------------------
                                             AMOUNT             RATE        AMOUNT             RATE        AMOUNT           RATE
                                             -------            ----        -------            ----        ------           ----
             COMPUTED PROVISION FOR
                   FEDERAL INCOME TAXES AT
                   THE STATUTORY RATE        $ 2,661            34.0%       $ 2,374            34.0%       $2,244           34.0%
             STATE AND LOCAL INCOME
                   TAXES, NET OF FEDERAL
                   INCOME TAX BENEFIT            386             4.9            378             5.4           362            5.5
             OTHER                               (49)            (.6)           (51)            (.7)           45             .7
                                             -------            ----        -------            ----        ------           ----
                                             $ 2,998            38.3%       $ 2,701            38.7%       $2,651           40.2%
                                             =======            ====        =======            ====        ======           ====

         At December 31, 1996 and 1995, the future tax benefit consists of the following:


                                                     1996               1995
                                                     ----               ----
      COSTS CAPITALIZED TO INVENTORY                 $ 88               $120
      RECOGNITION OF WARRANTY EXPENSE                 130                116
      INVENTORY RESERVES                               37                116
      CURRENTLY NONDEDUCTIBLE EXPENSES                420                449
                                                     ----               ----
                                                     $675               $801
                                                     ====               ====


6 RETIREMENT PLAN

         The Company has established a defined contribution plan for all eligible employees. The plan provides for voluntary contributions by the Company's employees up to a specified maximum percentage of gross pay. Company contributions are discretionary. Company contributions accrued and expensed approximated $54 in 1996, $28 in 1995 and $200 in 1994.

7 RELATED PARTY TRANSACTIONS

         In 1996, 1995 and 1994, the Company sold residential lots to two companies that are owned by related parties for approximately $105, $247, and $146, respectively. The Company also sold finished residential homes to members of management for total sales of approximately $375, $1,156 and $1,564 for the years ended December 31, 1996, 1995 and 1994, respectively. In 1996 and 1995, the Company purchased residential lots from a company related through common ownership for $1,834 and $69, respectively. There were no purchases in 1994. Also in 1996, the Company purchased residential lots and land from a company owned by a member of the Zaring Board of Directors for $1,845. There were no such purchases in 1995 or 1994.

                     ZARING HOMES, INC., ANNUAL REPORT 1996
                     Note to Consolidated Financial Statements

[LOGO]NOTES TO CONSOLIDATED
      FINANCIAL STATEMENTS AS OF
         DECEMBER 31, 1996 AND 1995
         (all amounts in thousands except share and per share data)


         In 1994, as part of a separation agreement, the Company purchased a residential home from an officer and member of management. The total purchase price was $475. Also, as part of this agreement, the Company advanced to the officer $100, which was secured by a residential lot. This advance was repaid in full in 1995.

         Interest expense related to the subordinated notes to shareholders was approximately $453 for the year ended December 31, 1994. There was no such interest in 1996 or 1995 as the notes were refinanced during 1994.


8 COMMITMENTS AND CONTINGENCIES

         a) Lot Purchases

         In addition to land under development, the Company has commitments to purchase residential lots from various outside parties as follows:

      YEARS ENDED DECEMBER 31,               NUMBER OF LOTS         AMOUNT
                                             --------------         ------
                          1997                   295               $12,437
                          1998                   174                 7,090
                          1999                    78                 2,719
                          2000                    35                 1,032
                                                 ---               -------
                                                 582               $23,278
                                                 ===               =======

         b) Litigation

         The Company is subject to various claims, lawsuits and administrative proceedings arising in the ordinary course of business with respect to real estate, environmental zoning and other matters, which seek remedies or damages. The Company believes that any liability that may finally be determined will not have a material effect on its financial position or results of operations.

         c) Operating Leases

         The Company is obligated under noncancelable operating lease agreements for office space. Rental expense under these agreements was $439, $329 and $215 for the years ended December 31, 1996, 1995 and 1994, respectively. Future minimum lease payments under these operating lease agreements are as follows:

      YEARS ENDED DECEMBER 31,
                                     1997                           $  813
                                     1998                              960
                                     1999                              839
                                     2000                              800
                                     2001                              767
                                     Thereafter                      4,590
                                                                    ------
                                                                    $8,769
                                                                    ======


9 SHAREHOLDERS' EQUITY


         a) PREFERRED SHARES

         The Company is authorized to issue up to 2,000,000 preferred shares of which 1,000,000 are voting and 1,000,000 are nonvoting. No preferred shares have been issued.

         b) COMMON SHARES

         During 1994, the Company purchased on the open market 150,021 common shares at an average price of $8.04 per share for a total value of approximately $1,206.

         During 1996, the Company purchased an additional 135,009 common shares at a price of $8.875 per share. During 1996, the Company sold 65,000 shares out of treasury to directors and employees for $9.15 per share which was less than the then current market value. The difference between the amounts received and the market value has been recorded as compensation expense and included in general and administrative expenses. These transactions brought the total number of treasury shares to 255,370.

                     ZARING HOMES, INC., ANNUAL REPORT 1996
                     Note to Consolidated Financial Statements

[LOGO]NOTES TO CONSOLIDATED
      FINANCIAL STATEMENTS AS OF
         DECEMBER 31, 1996 AND 1995
         (all amounts in thousands except share and per share data)

         In 1996, the Company issued as an incentive three shares to each full time employee (960 common shares with a total market value of $10).

10 STOCK OPTION PLANS

         The Company has adopted stock option plans (the Plans) for employees and non employee directors in 1996 and 1993. Had compensation cost for these plans been determined consistent with SFAS 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts:

                                                        YEARS ENDED
                                         DECEMBER 31, 1996        DECEMBER 31, 1995
                                         -----------------        -----------------
       NET INCOME
             AS REPORTED                     $  4,827                 $  4,280
             PRO FORMA                       $  4,703                 $  4,277
       EARNINGS PER SHARE
             AS REPORTED                     $   1.01                 $    .88
             PRO FORMA                       $    .98                 $    .88

         Because the method of accounting as prescribed by SFAS 123 has not been applied to options granted prior to January 1, 1995, the pro forma net income and earnings per share information may not be representative of that to be expected in future years.

         The Company may grant options for up to 300,000 shares under the Plans. The Company has granted options on 66,383 shares through December 31, 1996. The option exercise prices approximated the stock's market price on the date of grant. Of the options granted, 23,863 will vest subject to the Company's annual performance and conformity with certain other performance criteria. These options expire ten years from grant date. 25,000 of the options vest in three annual installments beginning in 1997 and expire in ten years. The remaining options vest at their grant date and expire ten years from date of grant.

         A summary of the status of the Company's stock option plans at December 31, 1996 and 1995 and changes during the years then ended is presented in the table and narrative below:

    Years Ended December 31,                                   1996                                         1995
                                                   -----------------------------               -----------------------------
                                                    SHARES                PRICE                 SHARES                 PRICE
                                                   -------                 -----               -------                 -----
      OUTSTANDING, BEGINNING OF YEAR                15,020                $12.67                94,000                $13.50
      GRANTED                                       77,500                 11.63                 2,000                  7.25
      EXERCISED                                         --                    --                    --                    --
      FORFEITED/EXPIRED                            (26,137)                11.15               (80,980)                13.50
                                                   -------                 -----               -------                 -----

      OUTSTANDING, END OF YEAR                      66,383                $12.05                15,020                $12.67
                                                    ======                ======                ======                ======

      EXERCISABLE, END OF YEAR                      25,854                $12.60                15,020                $12.67
                                                    ======                ======                ======                ======

         At December 31, 1996, 13,020 of the options have an exercise price of $13.50 and remaining contractual life of 7 years. 4,500 of the outstanding options have exercise prices of $7.25 to $13.50, a weighted average fair value of $5.21, and a remaining contractual life of approximately 8.6 years. 25,000 of these options have an exercise price of $12.50, a fair value of $6.41, and a remaining contractual life of 10 years. The remaining 23,863 options have an exercise price of $11.15, a fair value of $5.72 and a remaining contractual life of 10 years.

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996 and 1995:


    YEARS ENDED DECEMBER 31,                              1996          1995
                         ---                             ------         -----
             DIVIDEND YIELD                                   0%           0%
             EXPECTED VOLATILITY                             36%          36%
             RISK-FREE INTEREST RATE                        6.5%         6.5%
             EXPECTED LIVES                              7 years      7 years



                     ZARING HOMES, INC., ANNUAL REPORT 1996
                     Note to Consolidated Financial Statements

[LOGO} MANAGEMENT'S RESPONSIBILITY
       FOR FINANCIAL STATEMENTS


         Zaring Homes, Inc. maintains a system of internal control over the preparation of its financial statements. It should be recognized that even an effective internal control system, no matter how well designed, cannot ensure the elimination of errors with respect to the preparation of financial statements; further, because of changes in conditions, internal control system effectiveness may vary over time.

         The independent public accountants provide an objective opinion as to whether the financial statements present fairly the financial position, results of operations and cash flows of the Company. In this process, they evaluate the system of internal accounting controls and perform such tests and other procedures as they deem necessary.

         The Audit Committee of the Board of Directors, composed of non employee directors, meets periodically with the independent public accountants to evaluate the effectiveness of the work performed by the independent public accountants in discharging their respective responsibilities and to assure their independent and free access to the Audit Committee.

         The Company has implemented a formal internal auditing function that evaluated and formally reported to the Audit Committee on the adequacy and effectiveness of internal accounting controls, policies and procedures.

         Based on this assessment, management believes that, as of December 31, 1996, the Company maintained an effective system of internal control over the preparation of its financial statements.

             /s/ Allen G. Zaring                     /s/ Ronald G. Gratz
             ------------------------                --------------------------
             Allen G. Zaring, III                    Ronald G. Gratz
             Chairman                                Chief Financial Officer


                     ZARING HOMES, INC., ANNUAL REPORT 1996
                     Management's Responsibility for Financial Statements

[LOGO] REPORT OF INDEPENDENT
       PUBLIC ACCOUNTANTS


 TO THE BOARD OF DIRECTORS
 AND SHAREHOLDERS OF
 ZARING HOMES, INC.:

         We have audited the accompanying consolidated balance sheets of ZARING HOMES, INC. (an Ohio corporation) AND SUBSIDIARIES as of December 31, 1996 and 1995, and the related consolidated statements of income and shareholders' equity and cash flows for each of the three years in the period ending December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Zaring Homes, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

         /s/ Arthur Andersen LLP

         Cincinnati, Ohio,
         February 3, 1997


                     ZARING HOMES, INC., ANNUAL REPORT 1996
                     Report of Independent Public Accountants

[LOGO]  SELECTED FINANCIAL DATA


 SELECTED FINANCIAL DATA

       (Dollars in Thousands, Except Per Share Data)
    YEARS ENDED DECEMBER 31,                 1996         1995         1994        1993         1992
                                           --------     --------     --------     -------     --------
       Income Statement Data:
             Net Revenues 1                $174,793     $127,084     $101,611     $88,544     $ 66,476
             Cost of Sales                  145,515      103,799       81,454      67,989       50,503
                                           --------     --------     --------     -------     --------
             Gross Profit                    29,278       23,285       20,157      20,555       15,973
             Selling, General and
                   Administrative Expenses   21,648       16,479       14,167      10,879        8,334
                                           --------     --------     --------     -------     --------
             Operating Income                 7,630        6,806        5,990       9,676        7,639
             Other Income (Expense)             195          175          610         448         (155)
                                           --------     --------     --------     -------     --------
             Income Before Taxes              7,825        6,981        6,600      10,124        7,484
             Provision for Income Taxes
             (Pro Forma 1992 - 1993)          2,998        2,701        2,651       3,983        3,008
                                           --------     --------     --------     -------     --------
             Net Income
             (Pro Forma 1992 - 1993)       $  4,827     $  4,280     $  3,949     $ 6,141     $  4,476
                                           ========     ========     ========     =======     ========
             Earnings Per Share
             (Pro Forma 1992 - 1993)       $   1.01     $   0.88     $   0.80     $  1.48     $   1.49
                                           ========     ========     ========     =======     ========
             Weighted Average Shares
             Outstanding (000's) 2            4,779        4,850        4,933       4,150        3,001
                                           ========     ========     ========     =======     ========


 SELECTED QUARTERLY FINANCIAL DATA

       (Dollars in Thousands, Except Per Share Data)
    THREE MONTHS ENDED                                 DEC. 31,   SEPT. 30,    JUNE 30,    MARCH 31,
                                                        1996        1996        1996        1996
                                                       -------     -------     -------     -------
Income Statement Data:
      Net Revenues (1)                                 $48,607     $55,516     $43,415     $27,255
      Cost of Sales                                     41,227      46,085      35,739      22,464
                                                       -------     -------     -------     -------

      Gross Profit                                       7,380       9,431       7,676       4,791
      Selling, General and Administrative Expenses       5,540       6,609       5,276       4,223
                                                       -------     -------     -------     -------
      Operating Income                                   1,840       2,822       2,400         568
      Other Income                                          18          14         113          50
                                                       -------     -------     -------     -------
      Income Before Taxes                                1,858       2,836       2,513         618
      Provision for Income Taxes                           676       1,092         990         240
                                                       -------     -------     -------     -------
      Net Income                                       $ 1,182     $ 1,744     $ 1,523     $   378
                                                       =======     =======     =======     =======
      Earnings Per Share                               $  0.25     $  0.36     $  0.32     $  0.08
                                                       =======     =======     =======     =======
      Weighted Average Shares Outstanding (000's)        4,779       4,778       4,777       4,775
                                                       =======     =======     =======     =======

    THREE MONTHS ENDED                                DEC. 31,    SEPT. 30,     JUNE 30,     MARCH 31,
                                                        1995         1995         1995         1995
                                                       -------     --------      -------     --------
Income Statement Data:
      Net Revenues (1)                                 $43,420     $ 33,459      $29,975     $ 20,230
      Cost of Sales                                     35,072       27,353       24,830       16,544
                                                       -------     --------      -------     --------
      Gross Profit                                       8,348        6,106        5,145        3,686
      Selling, General and Administrative Expenses       4,695        4,317        3,780        3,687
                                                       -------     --------      -------     --------
      Operating Income (Loss)                            3,653        1,789        1,365           (1)
      Other Income (Expense)                                36          (17)          44          112
                                                       -------     --------      -------     --------
      Income Before Taxes                                3,689        1,772        1,409          111
      Provision for Income Taxes                         1,397          701          556           47
                                                       -------     --------      -------     --------
      Net Income                                       $ 2,292     $  1,071      $   853     $     64
                                                       =======     ========      =======     ========
      Earnings Per Share                               $  0.47     $   0.22      $  0.18     $   0.01
                                                       =======     ========      =======     ========
      Weighted Average Shares Outstanding (000's)        4,850        4,850        4,850        4,850
                                                       =======     ========      =======     ========

                     ZARING HOMES, INC., ANNUAL REPORT 1996
                     Selected Financial Data

[LOGO]  SELECTED FINANCIAL DATA

 BALANCE SHEET DATA
       (Dollars in Thousands)

YEARS ENDED DECEMBER 31,           1996        1995        1994        1993        1992
                                   ----        ----        ----        ----        ----
         Total Assets             $94,697     $85,438     $84,693     $61,150     $44,280
         Notes Payable            $34,245     $29,561     $35,365     $15,755     $12,118
         Total Liabilities        $46,016     $41,127     $44,662     $23,862     $21,980
         Shareholders' Equity     $48,681     $44,311     $40,030     $37,288     $22,300


 SELECTED OPERATING DATA
       (Dollars in Thousands)

YEARS ENDED DECEMBER 31,                      1996         1995         1994         1993         1992
                                             -------      -------      -------      -------      -------
   Operating Data:
         Units
               New Orders (3)                    800          676          468          449          345
               Closings                          754          583          465          402          311
               Backlog (4)                       263          217          124          121           74

   Average Revenue Per Closing               $   228      $   215      $   214      $   214      $   209

   Sales Value of Backlog at End of Year     $64,193      $47,033      $24,566      $27,498      $18,551

   Percent of Net Revenues:
         Gross Profit                           16.8%        18.3%        19.8%        23.2%        24.0%
         Selling, General and
               Administrative Expenses          12.4%        13.0%        13.9%        12.3%        12.5%


 SELECTED OPERATING DATA (IN UNITS)

  THREE MONTHS ENDED         DEC. 31,     SEPT. 30,    JUNE 30,    MARCH 31,
                               1996         1996         1996         1996
                               ----         ----         ----         ----
New orders (3)                  160          152          184          304
Closings                        206          237          191          120
Backlog (4)                     263          309          394          401

    THREE MONTHS ENDED       DEC. 31,    SEPT. 30,     JUNE 30,     MARCH 31,
                               1995         1995         1995         1995
                               ----         ----         ----         ----
New orders (3)                  167          173          193          143
Closings                        189          163          138           93
Backlog (4)                     217          239          229          174


         (1) Revenue from a sale is recognized upon the closing of the sale.

         (2) Adjusted to give effect to the 620-for-1 share split in 1993.

         (3) New Orders represent total new home orders received during the period, net of cancellations.

         (4) Backlog includes new orders which have not yet closed.


                     ZARING HOMES, INC., ANNUAL REPORT 1996
                     Selected Financial Data